Exhibit 99.1
ERT Reports Second Quarter 2009 Results
PHILADELPHIA, July 30, 2009/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES - News), a leading provider of centralized ECG, ePRO and other services to the biopharmaceutical, medical device and related industries, announced today results for the second quarter and six-month period ended June 30, 2009. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago.
Highlights of the second quarter of 2009 were:
•	Revenue was $24.2 million for the second quarter of 2009 compared to $35.5 million a year ago and $23.8 million for the first quarter of 2009.

•	Gross margin percentage was 52.3% in the second quarter of 2009 compared to 57.0% a year ago and 50.4% for the first quarter of 2009.

•	Operating income margin percentage was 20.0% in the second quarter of 2009 compared to 30.3% a year ago and 14.0% for the first quarter of 2009.

•	Net income was $2.5 million, or $0.05 per diluted share in the second quarter of 2009 compared to $6.7 million, or $0.13 per diluted share a year ago and $2.1 million, or $0.04 per diluted share for the first quarter of 2009.

•	The results include the EDC operations which were sold on June 23, 2009. EDC licenses and services revenue was $1.1 million in the second quarter of 2009 and $1.5 million in the second quarter of 2008. The Company reported a $0.5 million gain on the sale of the EDC operations which is included in general and administrative expenses.

•	New bookings were $35.7 million in the second quarter of 2009 compared to $49.0 million a year ago and $31.2 million for the first quarter of 2009.

•	Cash flow from operations in the second quarter of 2009 was $10.0 million compared to $10.4 million a year ago and $9.1 million in the first quarter of 2009.

•	Cash and cash equivalents totaled $68.7 million at June 30, 2009 compared to $66.4 million at December 31, 2008.

•	ERT purchased 741,267 shares of its common stock at an average price of $5.43 under its approved stock repurchase program in the second quarter of 2009 at a total cost of $4.0 million.

•	Backlog was $153.7 million as of June 30, 2009 compared to $157.0 million as of March 31, 2009. The June 30, 2009 backlog excludes the backlog attributable to the EDC operations. The annualized cancellation rate was 16.1 % in the second quarter of 2009 compared to 18.1% a year ago and 22.4% in the first quarter of 2009.
Financial highlights for the first six months of 2009:
•	For the six months ended June 30, 2009, the Company reported net revenues of $48.0 million compared to $69.1 million for the six months ended June 30, 2008.

•	Gross margin percentage for the six months ended June 30, 2009 was 51.4% compared to 54.8% for the six months ended June 30, 2008.

•	Operating income margin for the six months ended June 30, 2009 was 17.1% compared to 27.8% for the six months ended June 30, 2008.

•	Net income was $4.6 million, or $0.09 per diluted share for the six months ended June 30, 2009 compared to net income of $12.4 million, or $0.24 per diluted share, for the six months ended June 30, 2008.

•	The results include the EDC operations which were sold on June 23, 2009. EDC licenses and services revenue was $2.5 million and $2.8 million in the first six months of 2009 and 2008, respectively. The Company reported a $0.5 million gain on the sale of the EDC operations which is included in general and administrative expenses.

•	New bookings for the six months ended June 30, 2009 were $66.9 million compared to $99.1 million in the six months ended June 30, 2008.

•	For the six months ended June 30, 2009, cash provided by operating activities was $19.1 million compared to $18.0 million for the six months ended June 30, 2008.

•	For the six months ended June 30, 2009, ERT purchased 2,706,719 shares of its common stock at an average price of $5.16 under its approved stock repurchase program at a total cost of $14.0 million.
“The results for this quarter were in line with our expectations, as given by our guidance in April,” commented Dr. Michael McKelvey, President and CEO of ERT. “In the second quarter of 2009, we saw increases from the first quarter of 2009 in revenue, bookings, and margins. Revenue and bookings continue to be significantly impacted by lower spending by clients on Thorough QT trials. Sponsors may delay the running of Thorough QT trials until later in the drug development cycle, though regulatory guidance ultimately requires that they be performed. As previously announced, we consolidated our customer care teams in Philadelphia and continue to improve the efficiency of our operations. This resulted in increases in our margins in the second quarter and will positively impact our cost base in the future. We believe the divestiture of our EDC operations will be positive for ERT as it allows us to focus our efforts on cardiac safety and ePRO opportunities.”
“We continue to be pleased with the results of our discussions with key pharmaceutical and biotechnology companies on strategic outsourcing relationships,” continued Dr. McKelvey. “We are still facing a difficult economic environment and uncertainty in pharmaceutical sponsors’ spending, especially Thorough QT trials. However, despite what is historically a slow summer period, we are seeing higher levels of new business development activity. We believe the fundamentals of our industry remain strong and that we are positioning ourselves for additional growth in the future by focusing on increased centralization of ECGs, increased use of ePRO in clinical trials and increasing our market share.”
2009 Guidance
The Company issued guidance for the third quarter of 2009 and for the full year 2009. For the quarter ending September 30, 2009, management anticipates net revenues of between $23.0 million and $25.0 million and diluted net income per share of between $0.05 and $0.07. ERT expects full year 2009 net revenues of between $96.0 million and $102.0 million with diluted net income per share of between $0.20 and $0.28. Guidance reflects the seasonal slowdown we experience due to summer vacations which typically reduces study activity during our third quarter, the divestiture of the EDC operations and the level of Thorough QT bookings in the second quarter of 2009.

Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on July 30, 2009. For the conference call, interested participants should dial 1-800-638-4930 when calling within the United States or 1-617-614-3944 when calling internationally. Please use pass code 71733855. There will be a playback available as well. To listen to the playback, please call 1- 888-286-8010 when calling within the United States or 1-617-801-6888 when calling internationally. Please use pass code 26054685 for the replay.
This call is being webcast by Thomson Financial and can be accessed at ERT’s web site at www.ert.com. The webcast may also be accessed at Thomson’s Institutional Investor website at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=119164&eventID=2319674. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the biopharmaceutical, medical device, and related industries. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company also provides technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of ePRO clinical data in all phases of clinical development.
This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, variability in size, scope and duration of projects and internal issues at the sponsoring client; integration of future acquisitions; competitive factors; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the current economic conditions continue or deteriorate further, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in the company not achieving the revenue and earnings per diluted share guidance provided.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Net revenues:
EDC licenses and services	$1,487	$1,083	$2,790	$2,501
Services	26,763	16,215	51,358	32,323
Site support	7,222	6,878	14,997	13,138

Total net revenues	35,472	24,176	69,145	47,962

Costs of revenues:
Cost of EDC licenses and services	468	397	919	863
Cost of services	10,185	7,671	20,448	15,364
Cost of site support	4,599	3,470	9,867	7,105

Total costs of revenues	15,252	11,538	31,234	23,332

Gross margin	20,220	12,638	37,911	24,630

Operating expenses:
Selling and marketing	3,810	3,274	7,133	6,700
General and administrative	4,601	3,527	9,474	7,604
Research and development	1,051	993	2,050	2,142

Total operating expenses	9,462	7,794	18,657	16,446

Operating income	10,758	4,844	19,254	8,184
Other income (expense), net	244	(409)	671	(293)

Income before income taxes	11,002	4,435	19,925	7,891
Income tax provision	4,342	1,887	7,519	3,273

Net income	$6,660	$2,548	$12,406	$4,618

Basic net income per share	$0.13	$0.05	$0.24	$0.09

Diluted net income per share	$0.13	$0.05	$0.24	$0.09

Shares used to calculate basic net income per share	50,734	48,866	50,686	49,872

Shares used to calculate diluted net income per share	52,182	49,175	52,038	50,169

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2008	June 30, 2009
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$66,376	$68,729
Short-term investments	50	50
Investment in marketable securities	—	816
Accounts receivable less allowance for doubtful accounts of $695 and $657, respectively	29,177	17,408
Prepaid income taxes	1,892	4,268
Prepaid expenses and other	2,885	3,929
Deferred income taxes	1,831	1,645

Total current assets	102,211	96,845

Property and equipment, net	29,639	25,409
Goodwill	34,603	34,580
Intangible assets	2,149	1,874
Other assets	520	422

Total assets	$169,122	$159,130

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,971	$3,518
Accrued expenses	8,140	4,570
Income taxes payable	2,492	501
Current portion of capital lease obligations	43	—
Deferred revenues	12,276	13,680

Total current liabilities	26,922	22,269

Deferred rent	2,183	2,409
Deferred income taxes	1,332	2,136
Other liabilities	1,257	997

Total liabilities	31,694	27,811

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 59,950,257 and 59,985,442 shares issued, respectively	600	600
Additional paid-in capital	93,828	95,512
Accumulated other comprehensive loss	(2,716)	(1,089)
Retained earnings	110,479	115,097
Treasury stock, 8,686,868 and 11,393,587 shares at cost, respectively	(64,763)	(78,801)

Total stockholders’ equity	137,428	131,319

Total liabilities and stockholders’ equity	$169,122	$159,130

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2008	2009
Operating activities:
Net income	$12,406	$4,618
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of EDC operations	—	(530)
Depreciation and amortization	8,574	6,620
Cost of sales of equipment	492	26
Provision for uncollectible accounts	60	210
Share-based compensation	1,366	1,515
Deferred income taxes	(360)	1,421
Changes in operating assets and liabilities:
Accounts receivable	(2,622)	11,987
Prepaid expenses and other	(1,616)	(1,277)
Accounts payable	(240)	683
Accrued expenses	(815)	(3,447)
Income taxes	348	(4,602)
Deferred revenues	583	1,829
Deferred rent	(198)	(3)

Net cash provided by operating activities	17,978	19,050

Investing activities:
Purchases of property and equipment	(5,239)	(2,520)
Proceeds from sales of investments	2,392	—
Payments related to sale of EDC operations	—	(1,150)
Payments for acquisition	(4,798)	(655)

Net cash used in investing activities	(7,645)	(4,325)

Financing activities:
Repayment of capital lease obligations	(855)	(43)
Proceeds from exercise of stock options	1,174	72
Stock option income tax benefit	704	62
Repurchase of common stock for treasury	—	(14,038)

Net cash provided by (used in) financing activities	1,023	(13,947)

Effect of exchange rate changes on cash	8	1,575

Net increase in cash and cash equivalents	11,364	2,353
Cash and cash equivalents, beginning of period	38,082	66,376

Cash and cash equivalents, end of period	$49,446	$68,729